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HARTFORD

             MICHAEL R. WINTERFIELD, FSA, MAAA       200 Hopmeadow Street
             Assistant Vice President                Simsbury, CT  06089
             Individual Annuity Product Management   Mailing Address:
                                                     P.O. Box 2999
                                                     Hartford, CT  06104-2999
                                                     Telephone (860) 843-5480


January 28, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir:

This opinion is furnished in connection with the Form S-6 Registration Statement under the Securities Act of 1933, as amended ("Securities Act"), of a certain modified single premium variable life insurance policy (the "Policy") that will be offered and sold by Hartford Life and Annuity Insurance Company and certain units of interest to be issued in connection with the Policy.

The hypothetical illustrations of the Policy used in the Form S-6 Registration Statement accurately reflect reasonable estimates of projected performance of the Policy under the stipulated rates of investment return, the contractual expense deductions and guaranteed cost-of-insurance rates, and utilizes a reasonable estimation for expected fund operating expenses.

I hereby consent to the use of this opinion as an exhibit to the Form S-6 Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus included as a part of such Form S-6 Registration Statement.

Very truly yours,

/s/ Michael Winterfield

Michael Winterfield, FSA, MAAA
Director Individual Annuity Product Management